                                                                    Exhibit 99.1


         HORIZON MEDICAL PRODUCTS REPORTS 33% INCREASE IN REVENUES AND
                   CONTINUED PROFITABILITY IN FOURTH QUARTER


Horizon Medical Products, Inc. (Amex: HMP) today reported financial results for the three and twelve months ended December 31, 2003. Highlights for the fourth quarter and recent weeks include:

         -        Achieving the second consecutive profitable quarter

         - Attaining EBITDA of $1.1 million in the fourth quarter 2003, an increase of $1.0 million over the fourth quarter of 2002

         - Strengthening the balance sheet with a 16-month extension to July 16, 2005 of the maturity date for the Company's subordinated notes

         - Launching the Triumph(TM) VTX(R)Port with LifeValve(R)Platinum catheter nationwide

         - Growing success in marketing Medtronic's IsoMed(R) Hepatic Arterial Infusion (HAI) product line

Net sales for the fourth quarter of 2003 were $ 7,724,883, an increase of 33% compared with $5,809,132 in the fourth quarter of 2002. The increase is due primarily to sustained growth in new product sales into the oncology market by the Company's 43-person direct sales organization. The gross profit in the fourth quarter of 2003 rose 38% to $4,642,495, or 60% of net sales, from gross profit of $3,352,824, or 58% of net sales, in the fourth quarter of 2002. The gross margin improvement was due to manufacturing efficiencies and a more favorable product mix. Net income for the fourth quarter 2003 was $211,867, or $0.01 per basic and diluted share, compared with a net loss from continuing operations in the fourth quarter of 2002 of $994,236, or $0.03 per basic share and net loss of $2,110,007, or $0.06 per basic share. Earnings before interest, taxes, depreciation and amortization (EBITDA) in the three months ended December 31, 2003 were $1,116,137, as compared to EBITDA of $117,982 in the three months ended December 31, 2002.


In the twelve months ended December 31, 2003, net sales were $27,975,452, an increase of approximately 29% over the same period in 2002. Gross profit was $16,727,426 or 60% of net sales for twelve months ended December 31, 2003, an increase of 35% over gross profit of $12,368,576, or 57% of net sales during the twelve months ended December 31, 2002. Net loss narrowed to $787,392 or $0.02 per basic and diluted share in fiscal 2003, from net loss of $26,170, 426, or $1.27 in fiscal 2002. Net loss in 2002 included income of $3,174,623 from discontinued operations, and a loss of $16,101,900 resulting from a change in accounting principle pursuant to the adoption of SFAS 142.


"This was a watershed year for Horizon as we began to execute our new strategic plan and our fourth quarter results clearly show that we are benefiting from the many initiatives we put in place," said Robert J. Wenzel, president and interim chief executive officer. "We believe that our strategic alliance with Medtronic (NYSE:MDT), which allows us to sell the IsoMed(R) Hepatic Arterial Infusion
(HAI) product line into the surgical oncology market has been a win-win for both companies. It allows Medtronic to take advantage of our position in the oncology market. At the same time, it gives our newly-developed direct sales force a well-known and highly-regarded therapy to sell along with our proprietary products."

Mr. Wenzel continued, "We introduced a number of new products that are helping to fuel our growth, such as the LifeGuard(TM) Huber Safety Needle, the new LifeValve(R) Platinum CVC and the LifeJet(TM) F-16 hemodialysis catheter. The Triumph(TM) VTX(R) Port with LifeValve(R) Platinum catheter has contributed to our sales growth. During the past year we witnessed the evolution, development and maturing of our sales force. Our goal for the coming year is to increase our per-person sales productivity by acquiring and developing additional cutting-edge technological products to sell into our call points."

"In addition, in the fourth quarter of 2003, the holders of our senior subordinated notes agreed to extend the maturity date by 16 months to July 16, 2005 which has strengthened the balance sheet," added Mr. Wenzel.

The Company has scheduled a conference call to discuss this announcement beginning at 10:00 a.m. Eastern Time today. To participate in the call, a few minutes prior to the start time please call (888) 803-8276 in the US and Canada or (706) 634-8102 for international callers. Those unable to participate in the live call are invited to listen to a recording of the call and Q and A session from 2:00 p.m. Eastern Time today through midnight Eastern Time on February by dialing (800) 642-1687 or (706) 645 9291 and entering pass code 5610310.

Alternatively, individual investors are invited to listen to the conference call over the internet at the Company's website www.hmpvascular.com. To listen to the call, please go the website at least 15 minutes prior to the start time to register download and install any necessary audio software. A replay will begin shortly after the call has ended and will be available for 14 days.

ABOUT HORIZON MEDICAL PRODUCTS

Horizon Medical Products, Inc. headquartered in Atlanta, is a world leader in design, development, manufacture and sale of technologically advanced, high value-added, percutaneous vascular and spinal access systems. The Company's oncology product lines include implantable ports, some of which feature its proprietary VTX(R) technology; tunneled central venous catheters; and stem-cell transplant catheters used primarily in cancer treatment protocols. The Company also markets a complete line of acute and chronic dialysis catheters. In June 2003, the Company gained exclusive U.S. rights to distribute Medtronic Inc.'s Hepatic Arterial Infusion (HAI) product line, including sales and case support of Medtronic's IsoMed(R) Infusion System and related products. Its Internet address is http://www.hmpvascular.com.

SAFE HARBOR

Certain statements and information included herein may constitute "forward-looking statements" which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations and may be significantly impacted by certain risks and uncertainties described herein and various documents filed by the Company with the U.S. Securities and Exchange Commission, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2002 and the Company's Quarterly Reports on Form 10-Q. There can be no assurances that statements made in this press release relating to future events will be achieved. The Company undertakes no obligations to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                         Horizon Medical Products, Inc.
                               Three Months Ended

                                           December 31,                Twelve Months Ended
                                           (Unaudited)                     December 31,
                                    ----------------------------    ----------------------------
                                        2003            2002            2003            2002
                                    ------------    ------------    ------------    ------------
Results of Operations
Net sales                           $  7,724,883    $  5,809,132    $ 27,975,452    $ 21,711,644
Cost of goods sold                     3,082,388       2,456,308      11,248,026       9,343,068
                                    ------------    ------------    ------------    ------------

Gross profit                           4,642,495       3,352,824      16,727,426      12,368,576
Selling, general and
  administrative expenses              3,862,667       3,604,064      15,096,929      22,750,947
                                    ------------    ------------    ------------    ------------

  Operating income (loss)                779,828        (251,240)      1,630,497     (10,382,371)
                                    ------------    ------------    ------------    ------------

Other expense:
    Interest expense                    (559,143)       (738,594)     (2,372,619)     (2,845,894)

    Other expense                         (8,818)         (4,402)        (45,270)        (14,884)
                                    ------------    ------------    ------------    ------------
                                        (567,961)       (742,996)     (2,417,889)     (2,860,778)
                                    ------------    ------------    ------------    ------------

  Income (loss) from
    continuing operations                211,867        (994,236)       (787,392)    (13,243,149)

Discontinued operations
  Income (loss) from
  operations of discontinued
  distribution segment                        --      (1,115,771)             --       3,174,623

Effect of a change in
  accounting principle
  pursuant to adoption
  of SFAS 142                                 --              --              --     (16,101,900)
                                    ------------    ------------    ------------    ------------

  Net income (loss)                 $    211,867    $ (2,110,007)   $   (787,392)   $(26,170,426)
                                    ============    ============    ============    ============

Basic and diluted earnings
  per share:

  Income (loss) from continuing
    operations                      $       0.01    $      (0.03)   $      (0.02)   $      (0.64)

  Income (loss) from
    operations of discontinued
    distribution segment            $         --    $      (0.03)   $         --    $       0.15

  Effect of a change in accounting
    principle pursuant to adoption
    of SFAS 142                               --              --              --    $      (0.78)
                                    ------------    ------------    ------------    ------------

  Net income (loss) per share
   - basic and diluted              $       0.01    $      (0.06)   $      (0.02)   $      (1.27)
                                    ============    ============    ============    ============

Weighted average common shares
  outstanding - basic and diluted     40,291,196      33,392,036      36,655,934      20,684,670
                                    ============    ============    ============    ============

  EBITDA (1)                        $  1,116,137    $    117,982    $  3,054,112    $ (2,217,461)
                                    ============    ============    ============    ============

(1) EBITDA (defined as earnings before interest, taxes, depreciation and amortization) is a metric that management believes is a meaningful measurement of operating performance as it allows analysts and investors to compare the performance of the Company against other competitors in the healthcare industry. Additionally, the Company's management utilizes EBITDA, in addition to net sales, as one of the factors in determining its management performance bonuses. The calculation of EBITDA has no basis in Generally Accepted Accounting Principles ("GAAP") and may not be consistent with calculations of EBITDA used by other companies in our industry or otherwise. Investors are urged to evaluate the Company's net income (loss) as measured under GAAP, because EBITDA excludes significant items from our results of operations which must be considered in performing a comprehensive assessment of the Company's overall financial performance. During the three and twelve month periods ending December 31, 2002, the Company had significant, nonrecurring items related to the extinguishment of debt, the impairment of goodwill and discontinued operations. These items have been accounted for as reconciling items between EBITDA and net loss for those periods in 2002.

The reconciliation of EBITDA to net income(loss), which management believes is the most directly comparable financial measure calculated and presented in accordance with GAAP, is as follows:


EBITDA                                       $  1,116,137    $    117,982    $  3,054,112    $ (2,217,461)
Deduct:

Depreciation & Amortization in Cost of
  Goods Sold                                      (40,636)        (58,474)       (179,206)       (220,950)

Depreciation & Amortization in Selling,
 General, & Administrative Expenses              (304,491)       (315,150)     (1,289,679)     (1,317,829)

 Interest expense, net                           (559,143)       (738,594)     (2,372,619)     (2,845,894)
 Loss on early extinguishment of debt                                                          (6,641,015)
 Income (loss) from operations of
   discontinued distribution segment                            (1,115,771)                     3,174,623
 Effect of a change in accounting principle
   pursuant to adoption of SFAS 142                                                           (16,101,900)
                                             ------------    ------------    ------------    ------------

Net Income (Loss)                            $    211,867    $ (2,110,007)   $   (787,392)   $(26,170,426)
                                             ============    ============    ============    ============


Financial Condition                               2003               2002
                                              -----------        -----------
Cash and cash equivalents                     $ 1,806,444        $ 3,711,514
Total current assets                          $12,146,130        $12,872,530
Total assets                                  $35,186,431        $37,190,125
Total current liabilities                     $ 3,345,229        $ 3,413,118
Current portion of long-term debt             $ 1,396,824        $ 1,552,782
Long-term debt, net of current portion        $16,999,228        $18,341,903
Shareholders' equity                          $14,751,808        $15,330,141